Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL MONTE CORPORATION REPORTS

FISCAL 2014 FIRST QUARTER RESULTS

San Francisco – September 11, 2013 – Del Monte Corporation:

Announcement Highlights

For the first quarter fiscal 2014:

•	Acquired Natural Balance Pet Foods, Inc., increasing presence in high growth channels

•	Net sales increased 0.3%

•	Pet Products sales increased 5.0% due to list pricing actions net of trade spend and the Natural Balance acquisition, partially offset by volume declines (including pricing elasticity)

•	Consumer Products sales decreased 5.5% due to volume declines driven by industry-wide fruit supply constraints as well as continued business challenges in South America, partially offset by net pricing

•	Operating income increased 87.3% from $45.8 million to $85.8 million mainly due to list pricing actions net of trade spend and lower SG&A expenses

•	Adjusted EBITDA[1] increased 22.8% to $139.5 million from $113.6 million

•	Total net debt was $3,824.5 million as of July 28, 2013

Del Monte Foods Three Months Ended July 28, 2013

Del Monte Foods today reported net sales for the first quarter fiscal 2014 of $823.9 million compared to $821.1 million for the three months ended July 29, 2012, an increase of 0.3%. The increase was driven by list pricing actions net of trade spend (“net pricing”), primarily in Pet, largely offset by volume declines for existing products (including pricing elasticity). In addition, sales associated with the acquisition of Natural Balance Pet Foods, Inc. (“Natural Balance”) in mid-July contributed to the increase in net sales.

[1]	Reflects “EBITDA” and “Consolidated EBITDA” as calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements, respectively. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Operating income increased 87.3% from $45.8 million in the prior year period to $85.8 million. The increase was driven by factors similar to net sales as noted above, in addition to lower SG&A and decreased costs associated with the closure of the Kingsburg, California facility.

Adjusted EBITDA increased 22.8% to $139.5 million compared to $113.6 million in the prior year period. The drivers of Adjusted EBITDA are similar to those of operating income, except for the cash impact of hedge positions, which was less favorable compared to the prior year. In calculating Adjusted EBITDA, the adjustment for the cash impact from economic hedge positions are calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

“The Company delivered a solid increase in profitability during the quarter,” said Dave West, CEO of Del Monte Foods. “In Pet, the business continues to grow amidst a tough competitive environment. In Consumer, we faced challenges driven by fruit supply constraints and the continued economic issues in Venezuela. We remain focused on generating long-term growth by investing behind our brands, as well as driving strong innovation and new go-to-market capabilities. We completed the Natural Balance acquisition and are excited to further expand in the pet independent and specialty channels, consistent with our long-term growth strategy. We also successfully launched Fruit Burst Squeezers, our first consumer products platform innovation since we restaged the Del Monte brand.”

Reportable Segments – Results for Three Months Ended July 28, 2013

Pet Products

Pet Products net sales were $481.0 million, an increase of 5.0% from net sales of $458.3 million in the prior year period. The increase in Pet Products was primarily driven by net pricing as well as the acquisition of Natural Balance. The increase was partially offset by a decline in volume which includes pricing elasticity.

Pet Products operating income increased from $51.5 million in the first quarter fiscal 2013 to $91.3 million in the first quarter fiscal 2014. The increase was primarily due to net pricing. We realized lower marketing costs as we lapped new product introduction expenses incurred in the prior year. We also realized lower operating costs.

Pet Products Adjusted EBITDA increased from $71.6 million in the first quarter fiscal 2013 to $114.4 million in the first quarter fiscal 2014, or 59.8%. The drivers of Adjusted EBITDA are similar to those of operating income described above.

Consumer Products

Consumer Products net sales were $342.9 million, a decrease of 5.5% from net sales of $362.8 million in the prior year period. The decrease in Consumer Products net sales was primarily due to a decline in unit volume sales driven by industry-wide fruit supply constraints. In addition, there were continued business challenges in South America, including high inflation and currency devaluation in Venezuela. Net pricing, primarily due to reduced trade spending in response to fruit supply constraints, had a positive offsetting impact on net sales.

Consumer Products operating income declined from $13.8 million in the first quarter fiscal 2013 to $10.2 million in the first quarter fiscal 2014, or 26.1%. The decline was primarily driven by lower sales volumes and higher costs. Net pricing, primarily due to reduced trade spending, partially offset the decline.

Consumer Products Adjusted EBITDA decreased from $30.6 million in the first quarter fiscal 2013, to $23.3 million in the first quarter fiscal 2014, or 23.9%. The drivers of the change in Adjusted EBITDA were similar to those of operating income as noted above.

Select Liquidity Data

At July 28, 2013, total debt was $3,909.6 million and cash and cash equivalents were $85.1 million. As of July 28, 2013, there were no outstanding borrowings under the Company’s $750.0 million ABL Facility. For the quarter ended July 28, 2013, capital expenditures totaled $28.4 million. The Company also paid $337.5 million for the acquisition of Natural Balance, net of cash acquired, and $14.6 million for a minority equity interest in a co-packer of some of the Company’s dog products.

Free Cash Flow2 for the quarter ended July 28, 2013 was $(54.4) million, compared to $(20.2) million in the prior year period. The decrease was primarily due to higher inventories due to the lower volume of sales and timing of production, and higher cash taxes. Higher Adjusted EBITDA positively impacted cash flow.

Natural Balance Pet Foods, Inc. Acquisition

On July 15, 2013, Del Monte Foods completed the acquisition of Natural Balance which was announced on May 22, 2013. Natural Balance makes premium pet food for dogs and cats which is sold throughout North America, and was founded in 1989 by Dick Van Patten and Joey Herrick. Today, the brand includes both dog and cat formulas and spans wet food, dry food and treats. The Company executed the acquisition of Natural Balance with the objective of complementing the Company’s substantial pet products portfolio as Natural Balance operates in high growth channels in which the Company is currently underrepresented.

The total cost of the acquisition was $341.4 million. The financial results of Natural Balance are reported within the Pet Products segment.

New Pet Products Segment Leadership

Del Monte Foods is pleased to announce that Giannella Alvarez joined Del Monte Foods as Executive Vice President and General Manager, Pet Business Unit in July 2013. Ms. Alvarez brings more than 25 years of U.S. and international consumer products goods experience with premier brands and companies. Most recently, Ms. Alvarez was Group President and CEO of Barilla Americas. In this role, Ms. Alvarez defined the strategic path for Barilla across the Americas and, under her leadership, Barilla enjoyed record growth and market share increases. Prior to Barilla S.p.A., Ms. Alvarez held several senior positions at The Coca-Cola Company,

[2]	Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures and plus/less decrease/ increase in working capital (excluding the acquisition cost of Natural Balance). Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

The Kimberly-Clark Corporation and The Procter & Gamble Company. Her last role at The Coca-Cola Company was Global Vice President Glaceau Vitaminwater, Smartwater and Fuze Business; she led the Enterprise Growth Incubator as Global Vice President, and was Senior Managing Director and General Manager, Family Care, Healthcare and B2B Latin America at The Kimberly-Clark Corporation; at The Procter & Gamble Company she held positions of increasing responsibility leading to President and General Manager Procter & Gamble-Prosan JV for the Southern Cone In Latin America and head of the Home Care Category Southern Cone.

Conference Call/Webcast Information

Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss the first quarter fiscal 2014 results at 8:00 a.m. PT (11:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q1 F14 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.

About Del Monte Foods

Del Monte Foods is one of the country’s largest producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating over $3.8 billion in net sales in fiscal 2013. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Natural Balance®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen® and other brand names. Food product brands include Del Monte®, Contadina®, College Inn®, S&W®, and other brand names. The Company also produces and distributes private label pet products and food products.

For more information on Del Monte Foods, visit the Company’s website at www.delmontefoods.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.®

Non-GAAP Financial Measures

Del Monte Corporation reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures – specifically, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Debt to Adjusted EBITDA.

Del Monte presents Adjusted EBITDA because it believes that this is an important supplemental measure relating to its financial condition since it is used in certain covenant calculations that may be required from time to time under the indenture that governs its 7.625% Senior Notes due 2019 (referred to therein as “EBITDA”) and the credit agreements relating to its Term Loan Facility and ABL Facility (referred to therein as “Consolidated EBITDA”). EBITDA is defined as income before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted as required by the definitions of “EBITDA” and “Consolidated EBITDA” contained in the Company’s indenture and credit agreements. Although Adjusted EBITDA may be useful to benchmark our performance period to period, Del Monte’s presentation of Adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not a GAAP measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available for discretionary expenditures, as it does not take into account debt service requirements, obligations under the monitoring agreement with Del Monte’s Sponsors, capital expenditures or other non-discretionary expenditures that are not deducted from the measure.

Del Monte presents Adjusted EBITDA Margin because it uses such measure internally to focus management on year-over-year changes in the Company’s business and believes this information is also helpful to investors. In calculating Adjusted EBITDA Margin, the Company uses Adjusted EBITDA because it believes its investors are familiar with Adjusted EBITDA and that consistency in the presentation of EBITDA-related measures is helpful to investors.

Del Monte presents Free Cash Flow because it uses such measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. This presentation of Free Cash Flow has limitations as an analytical tool. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, since it does not take into account debt service requirements or other non-discretionary expenditures that are not deducted from the measure.

Del Monte uses Net Debt to Adjusted EBITDA ratios internally to focus management on year-over-year changes in the Company’s leverage and believes this information is also helpful to investors. The Company uses Adjusted EBITDA in this leverage measure because it believes its investors are familiar with Adjusted EBITDA and that consistency in presentation of EBITDA-related measures is helpful to investors.

Del Monte cautions investors that the non-GAAP financial measures presented are intended to supplement its GAAP results and are not a substitute for such results. Additionally, Del Monte cautions investors that the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

Non-GAAP Reconciliation: Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended July 28, 2013				Three Months Ended July 29, 2012
(dollars in millions)	Pet Products	Consumer Products	Corporate	Total	Pet Products	Consumer Products	Corporate	Total
Reconciliation:
Operating income	$91.3	$10.2	$(15.7)	$85.8	$51.5	$13.8	$(19.5)	$45.8
Other income (expense)	—	—	8.4	8.4	—	—	25.8	25.8
Adjustments to arrive at EBITDA:
Depreciation and amortization expense[1]	18.0	12.4	5.1	35.5	17.3	12.9	10.9	41.1
Amortization of debt issuance costs and debt discount[2]	—	—	(5.1)	(5.1)	—	—	(6.1)	(6.1)

EBITDA	$109.3	$22.6	$(7.3)	$124.6	$68.8	$26.7	$11.1	$106.6
Non-cash charges	—	—	0.6	0.6	—	—	0.2	0.2
Derivative transactions[3]	—	—	(2.2)	(2.2)	—	—	(7.6)	(7.6)
Non-cash stock based compensation	—	—	3.0	3.0	—	—	2.5	2.5
Non-recurring (gains) losses	—	0.3	0.2	0.5	—	1.2	1.2	2.4
Merger/acquisition-related items	3.2	—	4.4	7.6	—	—	—	—
Business optimization charges	1.9	0.4	—	2.3	2.8	2.7	1.4	6.9
Other	—	—	3.1	3.1	—	—	2.6	2.6

Adjusted EBITDA	$114.4	$23.3	$1.8	$139.5	$71.6	$30.6	$11.4	$113.6

Adjustments to arrive at free cash flow:
Cash interest				(28.7)				(31.7)
Cash taxes (net of refunds)				(11.7)				(1.0)
Changes in working capital and other				(125.1)				(75.7)
Capital expenditures				(28.4)				(25.4)

Free cash flow[4]				$(54.4)				$(20.2)

Net sales				$823.9				$821.1
Adjusted EBITDA margin				16.9%				13.8%

[1]	Includes $0.1 million and $4.8 million of accelerated depreciation in the three months ended July 28, 2013 and July 29, 2012, respectively, related to the closure of our Kingsburg, California facility.
[2]	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.
[3]	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.
[4]	Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures and plus/less decrease/ increase in working capital (excluding the acquisition cost of Natural Balance ).

Forward-Looking Statements

This press release and the accompanying conference call may contain forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Such forward-looking statements include statements related to fiscal 2014.

Factors that could cause actual results to differ materially from those described in this press release or the accompanying conference call include, among others: our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; competition, including pricing and promotional spending levels by competitors; our ability to launch new products and anticipate changing pet and consumer preferences; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings and shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; logistics and other transportation-related costs; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; transformative plans; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; reliance on certain third parties, including co-packers, our broker and third-party distribution centers or managers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations or duties; sufficiency and effectiveness of marketing and trade promotion programs; failure of our information technology systems; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; any disruption to our manufacturing or supply chain, particularly any disruption in or shortage of seasonal pack; impairments in the book value of goodwill or other intangible assets; risks associated with foreign operations; pension costs and funding requirements; negative comments posted on social media which may influence consumers’ perception of our brands; protecting our intellectual property rights or intellectual property infringement or violation claims; and the control of substantially all of our common stock by a group of private investors and conflicts of interest potentially posed by such ownership.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release and accompanying conference call are qualified by these cautionary statements and are made only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(in millions)

	Three Months Ended
	July 28, 2013	July 29, 2012
Net sales	$823.9	$821.1
Cost of products sold	575.0	600.6

Gross profit	248.9	220.5
Selling, general and administrative expense	163.1	174.7

Operating income	85.8	45.8
Interest expense	59.7	65.2
Other (income) expense, net	(8.4)	(25.8)

Income from continuing operations before income taxes	34.5	6.4
Provision for income taxes	14.6	0.1

Net income	$19.9	$6.3

DEL MONTE CORPORATION AND SUBSIDIARIES

Net Sales by Segment
(in millions)	Three Months Ended July 28, 2013	Three Months Ended July 29, 2012
Net Sales:
Pet Products	$481.0	$458.3
Consumer Products	342.9	362.8

Total	$823.9	$821.1

Operating Income by Segment
(in millions)	Three Months Ended July 28, 2013	Three Months Ended July 29, 2012
Operating Income (Loss):
Pet Products	$91.3	$51.5
Consumer Products	10.2	13.8
Corporate (1)	(15.7)	(19.5)

Total	$85.8	$45.8

(1)    Corporate represents expenses not directly attributable to reportable segments. Corporate includes $0.4 million and $6.0 million of restructuring related expenses for the three months ended July 28, 2013 and July 29, 2012, respectively.

Other (Income) Expense, net
(in millions)
	Three Months Ended July 28, 2013 (1)	Three Months Ended July 29, 2012 (2)
Other (Income) Expense, net	$(8.4)	$(25.8)

(1)	Represents primarily gains on commodity hedging contracts and interest rate swaps.
(2)	Represents primarily gains on commodity hedging contracts, partially offset by losses on interest rate swaps.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in millions, except share and per share data)

	July 28, 2013	April 28, 2013
	(unaudited)	(derived from audited financial statements)
ASSETS
Cash and cash equivalents	$85.1	$594.2
Trade accounts receivable, net of allowance	193.3	191.7
Inventories	904.7	722.1
Prepaid expenses and other current assets	144.5	130.1

TOTAL CURRENT ASSETS	1,327.6	1,638.1
Property, plant and equipment, net	772.3	763.9
Goodwill	2,266.3	2,119.7
Intangible assets, net	2,991.9	2,724.3
Other assets, net	124.7	117.1

TOTAL ASSETS	$7,482.8	$7,363.1

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued expenses	$604.2	$541.8
Short-term borrowings	2.2	3.2
Current portion of long-term debt	6.6	74.5

TOTAL CURRENT LIABILITIES	613.0	619.5
Long-term debt, net of discount	3,896.4	3,902.7
Deferred tax liabilities	1,083.8	968.5
Other non-current liabilities	272.2	278.5

TOTAL LIABILITIES	5,865.4	5,769.2

Stockholder’s equity:
Common stock ($0.01 par value per share, shares authorized: 1,000; 10 issued and outstanding)	—	—
Additional paid-in capital	1,592.8	1,590.0
Accumulated other comprehensive loss	(15.6)	(16.4)
Retained earnings	40.2	20.3

TOTAL STOCKHOLDER’S EQUITY	1,617.4	1,593.9

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$7,482.8	$7,363.1

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in millions)

	Three Months Ended
	July 28, 2013	July 29, 2012
Operating activities:
Net income	$19.9	$6.3
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	35.5	41.1
Deferred taxes	13.5	7.5
Write off of debt issuance cost	1.7	2.9
Loss on asset disposals	0.6	0.2
Stock compensation expense	3.0	2.5
Unrealized (gain) loss on derivative financial instruments	(16.9)	(29.1)
Changes in operating assets and liabilities	(111.1)	(32.2)

Net cash used in operating activities	(53.8)	(0.8)

Investing activities:
Capital expenditures	(28.4)	(25.4)
Purchase of equity method investment	(14.6)	—
Cash used in business acquisition, net of cash acquired	(337.5)	—
Payment for asset acquisition	—	(12.0)

Net cash used in investing activities	(380.5)	(37.4)

Financing activities:
Proceeds from short-term borrowings	2.2	—
Payments on short-term borrowings	(3.2)	—
Principal payments on long-term debt	(74.5)	(91.1)

Net cash used in financing activities	(75.5)	(91.1)

Effect of exchange rate changes on cash and cash equivalents	0.7	(1.1)
Net change in cash and cash equivalents	(509.1)	(130.4)
Cash and cash equivalents at beginning of period	594.2	402.8

Cash and cash equivalents at end of period	$85.1	$272.4

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CONTACTS:

Media Contact	Analyst/Investor Contact
Chrissy Trampedach	Investor Relations
Del Monte Foods	Del Monte Foods
(415) 247-3420	(415) 247-3382
media.relations@delmonte.com	investor.relations@delmonte.com